EXHIBIT 15.1
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April 27, 2004




Shareholders and Board of Trustees
AMLI Residential Properties Trust:





RE:  Registration Statements Nos. 333-89594, 333-89598,
     333-89622, 333-74300, 333-70076, 333-83923, 333-65503,
     333-57327, 333-24433, 333-08819, 333-08813, 333-08815,
     33-93120, 33-89508, 33-71566



With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 27, 2004, except as to Note 12 which is as of April 30, 2004, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 ("the Act"), such report is not considered part of a registration prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



KPMG LLP
Chicago, Illinois